SECOND AMENDED AND RESTATED PROMISSORY NOTE

$317,500	March 2, 2007

FOR VALUE RECEIVED, the undersigned, Siena Technologies, Inc. (f/k/a Network Installation Corp.) and Kelley Communication Company, Inc. (together, the "Makers"), promise to pay to the order of Robert Unger (the “Holder”), 1899 Hillsboro Drive, Henderson Nevada 89014, or at such other place as the Holder hereof may from time to time designate in writing, the principal amount of $317,500 together with interest thereon from the date hereof at the rate of seven percent (7%) per annum (the “Note”). Subject to the terms of this Note with respect to payments that may be due in connection with a New Financing (defined below) or from Excess Earnings (defined below), this Note shall be payable in a single payment of the entire outstanding principal under this Note, plus all accrued interest, on September 20, 2008. The amortization schedule for this Note is attached as Exhibit A.

This Note shall be effective as of December 31, 2006.

This Note amends and restates and replaces in its entirety the Amended and Restated Promissory Note originally issued August 14, 2006 and effective June 30, 2006 by Makers in favor of the Holder in the face amount of $317,500 (the “First Amended and Restated Promissory Note”). This Note is not executed and delivered in payment of the indebtedness evidenced by the First Amended and Restated Promissory Note, but to evidence the amended terms of that indebtedness. The making and delivery of this Note is not a novation. By acceptance of this Note, Holder hereby (i) waives any default under the First Amended and Restated Promissory Note, and (ii) waives any penalty, premium or interest other than that shown on Exhibit A that may have accrued under the First Amended and Restated Promissory Note.

So long as any amounts are due and owing under this Note, if Makers borrow funds from a lender other than Dutchess Private Equities Fund, LP, Dutchess Private Equity Fund II, LP or Dutchess Advisors Ltd. (collectively “Dutchess”) or raise capital from the sale of stock of Siena to a person or entity other than Dutchess (a “New Financing”), and if the net proceeds of such loan or investment (after the payment of all fees and expenses associated with such loan or investment) exceed $4,000,000 (the “Threshold Amount”), then within 30 days after receipt (the “New Financing Payment Date”) of such proceeds Makers shall pay to Holder an amount equal to 20% of the excess of the proceeds over $4,000,000, up to the unpaid balance of the indebtedness, with accrued interest, owed to Holder, as a principal prepayment of such indebtedness. Makers and Holder acknowledge that to date, Siena has raised a total of $2,157,000.00 which shall be applied to the $4,000,000 amount set forth in this section.

So long as any amounts are due and owing under this Note, if Makers’ earnings on a consolidated basis during any calendar year exceed $1,000,000 (i) before interest, taxes, depreciation and amortization, but (ii) after deduction of all principal and interest payments on outstanding debts, other than prepayments to Dutchess mandated by paragraphs 4 and 5 of the Second Loan Restructure Agreement dated February 5, 2007 between Makers and Dutchess (the “Excess Earnings”), Makers will pay to Holder an amount equal to 13% of the Excess Earnings, up to the unpaid balance of the indebtedness, with accrued interest, as a principal prepayment of such indebtedness. The determination of Excess Earnings shall be calculated in accordance with Generally Accepted Accounting Principles applied in accordance with the historical practices of Makers. Any payment of Excess Earnings shall be due and payable within ten business days after the filing of Siena’s Annual Report on Form 10-KSB with the Securities and Exchange Commission.

This Note may be prepaid in whole or in part at any time without premium or penalty. Any payment made hereunder shall be applied first to accrued interest and then to principal.

Any amount not paid when due hereunder shall bear interest at a rate equal to the lesser of (i) 10% per annum, or (ii) the maximum amount that may be collected under law, until paid.

The failure of the Holder hereof to exercise any of the remedies or options set forth in this Note, or in any instrument now or hereafter evidencing or securing the indebtedness evidenced hereby upon the occurrence of one or more events of default shall not constitute a waiver of the right to exercise any such remedy or option or any other remedy or option at any subsequent time in respect to the same or any other event of default. The acceptance by the Holder hereof of any payment which is less than the total amount due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the foregoing remedies or options at that time or at any subsequent time or nullify any prior exercise of any such remedy or option.

As often as this Note is placed in the hands of an attorney for collection or to defend or enforce any of the Holders' rights hereunder, the Makers will pay to the Holder hereof his reasonable attorneys' fees, together with all court costs and other expenses incurred in connection therewith.

The Makers, endorsers, sureties, guarantors, and all other persons who are or may become liable for all or any part of the indebtedness evidenced hereby waive presentment, protest, and notice of dishonor.

                 Notwithstanding any provisions herein to the contrary, the total liability for payments in the nature of interest shall not exceed the limits imposed by laws of the State of Nevada relating to maximum charges of interest, and Holder shall not be entitled to receive, collect, or apply, as interest on the indebtedness evidenced hereby, any amount in excess of the maximum legal rate of interest permitted to be charged by applicable law. If the Holder ever receives, collects, or applies as interest, any such excess, the amount that would be excessive interest shall be applied to reduce the unpaid principal balance of the indebtedness evidenced hereby, and if the unpaid principal balance of such indebtedness is paid in full, any remaining excess shall be immediately paid to the Makers.

IN WITNESS WHEREOF, the Makers have executed this Note the day and year first written above.

Siena Technologies, Inc.

/s/ Christopher G. Pizzo
By:

Kelley Communication Company, Inc.

/s/ James Michael Kelley
By:

The undersigned hereby acknowledges and agrees to the terms of this Note, as of the date first set forth above:

“Holder”

/s/  Robert Unger

Robert Unger

EXHIBIT A

Siena Technologies, Inc.
Note Payable Robert Unger
As of March ___, 2007 - Effective Dec 31, 2006

				Interest
	Payment	Interest		7.00%
Balance due			317,500.00
20-Aug-06		1,852.08	319,352.08
20-Sep-06		1,862.89	321,214.97
20-Oct-06		1,873.75	323,088.72
20-Nov-06		1,884.68	324,973.41
20-Dec-06		1,895.68	326,869.09
20-Jan-07		1,906.74	328,775.82
20-Feb-07		1,917.86	330,693.68
20-Mar-07		1,929.05	332,622.73
20-Apr-07		1,940.30	334,563.03
20-May-07		1,951.62	336,514.65
20-Jun-07		1,963.00	338,477.65
20-Jul-07		1,974.45	340,452.10
20-Aug-07		1,985.97	342,438.07
20-Sep-07		1,997.56	344,435.63
20-Oct-07		2,009.21	346,444.83
20-Nov-07		2,020.93	348,465.76
20-Dec-07		2,032.72	350,498.48
20-Jan-08		2,044.57	352,543.05
20-Feb-08		2,056.50	354,599.56
20-Mar-08		2,068.50	356,668.05
20-Apr-08		2,080.56	358,748.62
20-May-08		2,092.70	360,841.32
20-Jun-08		2,104.91	362,946.22
20-Jul-08		2,117.19	365,063.41
20-Aug-08		2,129.54	367,192.95
20-Sep-08	369,334.91	2,141.96	(0.00)